Exhibit 10.2

Summary of Executive Compensation Notification

Chief Financial Officer

Fiscal 2017 Compensation of Chief Financial Officer.

The Board of Directors also established and approved the fiscal 2017 annual base salary of Mr. Wheat. The salary and other compensation approved are as set forth below in Table II.

Table II

Name	Office	Annual Base Salary Fiscal 2017	Discretionary Bonus Plan Fiscal 2017
Bill W. Wheat	Executive Vice President and CFO	$500,000	See Note II

Note II:

The Board of Directors may award discretionary bonuses to Mr. Wheat based on his performance in fiscal 2017. In addition, Mr. Wheat may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay benefits to the executive. If the executive is employed by the Company on the last day of the current fiscal year (for example September 30, 2017), then the Company will establish a liability to him equal to 10% of his annual base salary as of first day of the current fiscal year (for example October 1, 2016). This liability will accrue earnings in future years at a rate established by the administrative committee.